INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation in this Registration Statement of Lightspace Corporation on Form S-1 of our report dated March 23, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), and to the reference to us under the heading “Experts” in Prospectus, which is part of this Registration Statement.

/s/ Miller Wachman, LLP
Boston, Massachusetts
July 5, 2007